Exhibit 99.1

          Ramco-Gershenson Properties Trust Reports Results for Fourth Quarter and Year-End 2006


    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Feb. 21,
2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the fourth quarter and twelve months ended December 31, 2006.

    Financial Information for the Fourth Quarter 2006:

    --  Diluted FFO per share of $0.65, an increase of 8.3%

    --  Diluted FFO of $14.0 million, an increase of 18.6%

    --  Total revenues of $39.4 million, an increase of 8.8%

    --  Diluted EPS from continuing operations of $1.09

    --  Quarterly dividend of $0.4475 per common share

    Financial Information for the Year-End 2006:

    --  Diluted FFO per share of $2.54, an increase of 5.0%

    --  Diluted FFO of $54.6 million, an increase of 14.0%

    --  Total revenues of $153.2 million, an increase of 5.7%

    --  Diluted EPS from continuing operations of $1.65

    --  Annual dividend of $1.79 per common share

    Company Highlights in 2006:

    --  Announced a favorable conclusion to the Company's IRS Tax Case

    --  Entered into a new $450 million joint venture to acquire
        Midwest and Mid-Atlantic shopping centers

    --  Entered into a $75 million joint venture with Heitman Value
        Partners LLC

    -- Celebrated the grand opening of the 1.2 million SF River City Marketplace in Jacksonville, FL

    -- Completed the value-added redevelopment of 10 shopping centers, started 5 new redevelopments

    --  Sold seven non-core shopping centers for $47 million

    --  Raised the annual dividend 2.3% to $1.79 per share

    -- Opened 124 new non-anchor stores, 10.1% above portfolio average rents

    --  Renewed 171 non-anchor leases, 10.1% above prior rental rates

    --  Won NAREIT's Gold Award for contents of its 2005 Annual Report

    Financial Results

    For the three months ended December 31, 2006, diluted Funds from Operations (FFO) increased 18.6% to $14.0 million compared with $11.8 million for the three months ended December 31, 2005. On a per share basis, diluted FFO increased 8.3% to $0.65, compared with $0.60 in 2005. Total revenues increased 8.8% to $39.4 million, compared to $36.2 million in 2005. Net income from continuing operations was $20.8 million, compared to $3.6 million in 2005. Net Income from continuing operations for the three months ended December 31, 2006, included a $19.1 million gain on the sale of several assets to joint ventures that occurred during the fourth quarter. On a diluted per share basis, income from continuing operations was $1.09 per share compared to $0.12 per share in 2005.

    For the twelve months ended December 31, 2006, diluted Funds from Operations (FFO) increased 14.0% to $54.6 million compared with $47.9 million for the twelve months ended December 31, 2005. On a per share basis, diluted FFO increased 5.0% to $2.54, compared with $2.42 in 2005. Total revenues increased 5.7% to $153.2 million, compared to $144.9 million in 2005. Net income from continuing operations was $34.3 million, compared to $15.5 million in 2005. As noted above, net income from continuing operations for the year was positively impacted from the gain on asset sales to joint ventures that occurred during the fourth quarter. On a diluted per share basis, income from continuing operations was $1.65 per share compared to $0.52 per share in 2005.

    "Our 2006 operating and financial results continue to reflect an aggressive business plan and the strength of our core shopping center portfolio," said Dennis Gershenson, President and Chief Executive Officer. "During the year we entered into two substantial joint ventures for the acquisition and redevelopment of over $500 million in shopping center assets. We made tremendous progress on our 1.2 million square foot River City Marketplace development and posted solid leasing results and redevelopment returns, which were driven by strong tenant demand. We expect our business initiatives this year to lay the groundwork for future growth."

    Operating Highlights

    Joint Venture Acquisition Activity

    During the fourth quarter, the Company entered into a $450 million joint venture with an investor advised by Heitman LLC for the acquisition of Midwest and Mid-Atlantic shopping centers. Ramco-Gershenson holds a 20% equity interest in the partnership and will be responsible for managing the Venture and its properties earning market fees for its services. In December, the Company sold Merchants' Square in Carmel, Indiana and Crofton Centre in Crofton, Maryland to the joint venture. These assets are valued at $70.9 million. The Company expects to sell one additional asset to the Venture, bringing the total sale of assets to $125 million.

    Also during the fourth quarter, the Company entered into a $75 million joint venture with Heitman Value Partners LLC to acquire shopping centers with significant value-added opportunities in metropolitan trade areas. Ramco-Gershenson is responsible for the management of the Venture. Collins Pointe in Cartersville, Georgia (a suburb of Atlanta), which was acquired by Ramco-Gershenson in August, was sold to the Venture in November. It is expected that Paulding Pavilion in Hiram, Georgia, which was acquired by the Company in April, will be sold to the Venture by the end of the first quarter of 2007.

    In December, the Company purchased the former Home Expo building adjacent to the Troy Marketplace in Troy, Michigan, an asset already part of the Company's joint venture with ING Clarion Partners, LLC. The Company plans to redevelop and re-tenant this new acquisition, which contains approximately 93,000 square feet of retail space. Subsequent to year-end, the Company acquired Cocoa Commons, a 75,120 square foot community shopping center located in Cocoa, Florida, also for its joint venture with ING Clarion. The center is anchored by a 51,420 square foot Publix Supermarket and includes an expansion area for the development of an additional 15,000 square feet of retail space. Including these two acquisitions, the Venture has purchased 14 shopping centers totaling $405 million or approximately 90% of the total partnership commitment.

    Dispositions

    In September, the Company sold a 10.5 acre parcel to Target for the construction of a 126,800 square foot department store at its Lakeshore Marketplace in Norton Shores, Michigan (a suburb of Muskegon, Michigan). Target will join Barnes & Noble, TJ Maxx, Elder-Beerman and Hobby Lobby, bringing the total square footage of the center to approximately 475,000 square feet.

    In January of 2006, the Company sold a seven shopping center portfolio that comprised approximately 935,000 square feet for $47 million and a non-FFO gain of approximately $900,000. The proceeds from the sale were used to pay down the Company's unsecured revolving credit facility. The centers sold were part of the Company's plan to sell assets located in non-strategic markets with limited opportunities for growth.

    Development

    In the fourth quarter, the Company celebrated the grand opening of the first phase of its River City Marketplace in Jacksonville, Florida. During the quarter, the Company completed negotiations with three additional anchor tenants finalizing the anchor leasing for the entire center. The anchor tenancies account for over 682,000 square feet and include Wal-Mart, Lowe's, Best Buy, Ashley Furniture, Gander Mountain, Wallace (Hollywood) Theatre, Ross Dress for Less, Michael's, Petsmart, Bed, Bath & Beyond, OfficeMax and Old Navy. In addition, the Company has completed ten outlot sales and leased approximately 167,000 square feet of in-line retail space at the center. At completion, the shopping center complex will comprise approximately
1.2 million square feet.

    At year-end, the Company had two additional development projects in process: Rossford Pointe in Rossford, Ohio and The Shoppes of
Fairlane Meadows, in Dearborn, Michigan. Both centers are being developed on parcels of land adjacent to shopping centers owned by the Company.

    As of December 31, 2006, the Company had spent $89.2 million on the developments in progress, which have an estimated total project cost of $117.2 million.

    Asset Management

    During the year, the Company completed 10 value-added redevelopments with a total project cost of $25.5 million producing an 11.2% return on new dollars invested. Each of the projects involved the addition or expansion of a national or regional anchor retailer eager to increase its presence in the marketplace.

    The Company is currently expanding/redeveloping five additional shopping centers. Three of the projects are in metropolitan Michigan markets with superior demographics. The projects include Troy Marketplace and Hunter's Square, both in Oakland County in suburban Detroit. These two centers are part of the Company's joint venture with ING/Clarion. The third redevelopment project in Michigan is Lakeshore Marketplace in Norton Shores (a suburb of Muskegon). These three projects combined impact approximately 253,000 square feet of retail space at the centers. The other two projects are West Allis Towne Centre in West Allis, Wisconsin and Paulding Pavilion in Hiram, Georgia. All of the projects were started in 2006. As of year-end the Company had spent $1.9 million on these redevelopments, which have an estimated project cost of $18.4 million.

    Leasing/Same Center Operating Results

    During 2006, the Company opened 124 new non-anchor stores in 394,926 square feet, at an average base rent of $16.64 per square foot, an increase of 10.1% over portfolio average rents. The Company also renewed 171 non-anchor leases in 544,519 square feet, at an average base rent of $14.94 per square foot, an increase of 10.1% over prior rental rates. Additionally, the Company signed 18 new anchor leases and renewed 9 anchors during the year. Overall, portfolio average base rents increased 5.6% to $10.09 per square foot in 2006 from $9.55 in 2005. On an annual basis, same-center property operating income increased 1.8%. At year-end, the portfolio was 93.6% leased.

    Debt and Market Capitalization

    Total debt at year-end was $676.2 million with an average interest rate of 6.3% and an average maturity of 45 months. Of that total debt, $499.8 million was fixed rate debt and $176.4 million was variable rate debt. Total capitalization for the Company was approximately $1.5 billion at December 31, 2006, with debt to market capitalization ratio of 44.5%.

    Dividend

    In March 2006, the Company's Board of Trustees approved a 2.3% increase in the annual common share dividend paid quarterly in the months of April, July, October and January. The increase raised the 2006 annual dividend from $1.75 to $1.79.

    On January 2, 2007, the Company paid a fourth quarter dividend of $0.4475 per common share, a fourth quarter dividend of $0.5938 per Series B cumulative redeemable preferred share and a fourth quarter dividend of $0.5664375 per Series C cumulative convertible preferred share, for the period of October 1, 2006 through December 31, 2006 to shareholders of record on December 20, 2006.

    Earnings Guidance/Conference Call

    The Company expects 2007 annual diluted FFO per share to be between $2.61 and $2.69, and plans to discuss these estimates as part of its fourth quarter conference call. In addition, the Company expects earnings per diluted common share to be between $0.80 and $0.85.

    Management considers funds from operations, also known as "FFO" to be an appropriate supplemental measure of financial performance for a REIT. Please see the reconciliation of funds from operations to net income later in this press release.

    Ramco-Gershenson will host a live broadcast of its fourth quarter/year-end conference call on February 22, 2007 at 10:00 a.m. eastern time, to discuss its financial results and 2007 guidance. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 638-5439 (passcode 93100334). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (888) 286-8010, passcode 67548830 (for one week).

    Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

    Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. As of December 31, 2006, Ramco-Gershenson owned interests in 81 shopping centers totaling approximately 18.3 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. For further information on Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

    This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of the Trust's tenants at the Trust's properties and elsewhere and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.


                  RAMCO-GERSHENSON PROPERTIES TRUST
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                            For the Three Months For the Twelve Months
                             Ended December 31,   Ended December 31,
                            -------------------- ---------------------
                               2006      2005       2006       2005
                            ---------- --------- ---------- ----------
Revenues
   Minimum rents              $25,381   $23,937   $100,494    $95,163
   Percentage rents               312       191        922        749
   Recoveries from tenants     11,245     9,923     42,165     39,466
   Fees and management
    income                      1,603     1,619      5,676      5,478
   Other income                   900       494      3,992      4,023
                            ---------- --------- ---------- ----------
        Total revenues         39,441    36,164    153,249    144,879
                            ---------- --------- ---------- ----------
Expenses
   Real estate taxes            6,110     4,529     20,903     18,334
   Recoverable operating
    expenses                    6,141     6,127     23,377     22,023
   Depreciation and
    amortization                8,617     7,447     32,675     30,572
   Other operating                835     1,604      3,717      3,261
   General and
    administrative              2,276     2,930     13,000     13,509
   Interest expense            12,083    10,570     45,409     42,421
                            ---------- --------- ---------- ----------
        Total expenses         36,062    33,207    139,081    130,120
                            ---------- --------- ---------- ----------
Income from continuing
 operations before gain on
 sale of real estate
 assets, minority interest
 and earnings from
 unconsolidated entities        3,379     2,957     14,168     14,759
Gain on sale of real estate
 assets                        20,451       510     23,388      1,136
Minority interest              (3,692)     (690)    (6,241)    (2,833)
Earnings from
 unconsolidated entities          646       859      3,002      2,400
                            ---------- --------- ---------- ----------
Income from continuing
 operations                    20,784     3,636     34,317     15,462
Income from discontinued
 operations                       (21)    1,003      1,307      3,031
                            ---------- --------- ---------- ----------
Net income                     20,763     4,639     35,624     18,493
Preferred stock dividends      (1,664)   (1,664)    (6,655)    (6,655)
                            ---------- --------- ---------- ----------
Net income available to
 common shareholders          $19,099    $2,975    $28,969    $11,838
                            ========== ========= ========== ==========

Basic earnings per share:
   Income from continuing
    operations                  $1.15     $0.12      $1.66      $0.52
   Income from discontinued
    operations                   0.00      0.06       0.08       0.18
                            ---------- --------- ---------- ----------
   Net income                   $1.15     $0.18      $1.74      $0.70
                            ========== ========= ========== ==========

Diluted earnings per share:
   Income from continuing
    operations                  $1.09     $0.12      $1.65      $0.52
   Income from discontinued
    operations                   0.00      0.06       0.08       0.18
                            ---------- --------- ---------- ----------
   Net income                   $1.09     $0.18      $1.73      $0.70
                            ========== ========= ========== ==========

Basic weighted average
 shares outstanding            16,572    16,841     16,665     16,837
                            ========== ========= ========== ==========
Diluted weighted average
 shares outstanding            18,542    16,879     16,718     16,880
                            ========== ========= ========== ==========


                  RAMCO-GERSHENSON PROPERTIES TRUST
                 CALCULATION OF FUNDS FROM OPERATIONS
               (In thousands, except per share amounts)
                             (unaudited)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2006      2005      2006      2005
                                --------- -------- ---------- --------
Net income                       $20,763   $4,639    $35,624  $18,493
Add:
   Depreciation and amortization
    expense                        9,230    7,967     35,068   33,335
   Minority interest in
    partnership:
       Continuing operations       3,692      690      6,241    2,833
       Discontinued operations         -      175         69      527
Less:
   Loss (gain) on sale of
    depreciable property         (19,084)      16    (19,109)    (637)
   Discontinued operations,
    (gain) loss on sale               12        -       (914)       -
                                --------- -------- ---------- --------
Funds from operations             14,613   13,487     56,979   54,551
Less:
   Preferred stock dividends        (594)  (1,664)    (2,375)  (6,655)
                                --------- -------- ---------- --------
Funds from operations available
 to common shareholders (1)      $14,019  $11,823    $54,604  $47,896
                                ========= ======== ========== ========

Weighted average equivalent
 shares outstanding (2)
   Basic                          19,499   19,770     19,594   19,766
                                ========= ======== ========== ========
   Diluted                        21,469   19,808     21,536   19,810
                                ========= ======== ========== ========

Funds from operations available
 for common shareholders, per
 diluted share                     $0.65    $0.60      $2.54    $2.42
                                ========= ======== ========== ========


(1) Management considers funds from operations, also known as "FFO," an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America ("GAAP"), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2) In 2006, the Company's Series C Preferred Shares were dilutive and, therefore, the dividends paid did not impact our diluted FFO. For the three months and year ended December 31, 2006, 1,889 Series C Preferred Shares were included in the calculation of the diluted weighted average equivalent shares outstanding. In 2005, the shares were antidilutive and reduced diluted FFO by $1.1 million for dividends paid during the three months ended December 31, 2005 and by $4.3 million for dividends paid during the year ended December 31, 2005.


                  RAMCO-GERSHENSON PROPERTIES TRUST
                     CONSOLIDATED BALANCE SHEETS
               (In thousands, except per share amounts)

                                                    December 31,
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
Assets
Investment in real estate, net                   $897,975    $922,103
Real estate assets held for sale                        -      61,995
Cash and cash equivalents                          19,322      14,929
Accounts receivable, net                           33,692      32,341
Equity investments in and advances to
 unconsolidated entities                           75,824      53,398
Other assets, net                                  38,057      40,509
                                               ----------- -----------
       Total Assets                            $1,064,870  $1,125,275
                                               =========== ===========

Liabilities and Shareholders' Equity
Mortgages and notes payable                      $676,225    $724,831
Accounts payable and accrued expenses              26,424      31,353
Distributions payable                              10,391      10,316
Capital lease obligation                            7,682       7,942
                                               ----------- -----------

       Total Liabilities                          720,722     774,442
Minority Interest                                  39,565      38,423

Shareholders' Equity
   Preferred Shares of Beneficial Interest,
    par value $.01, 10,000 shares authorized:
       9.5% Series B Cumulative Redeemable
        Preferred Shares; 1,000 issued and
        outstanding, liquidation value of
        $25,000                                    23,804      23,804
       7.95% Series C Cumulative Convertible
        Preferred Shares; 1,889 issued as of
        December 31, 2006 and 2005, 1,888 and
        1,889 outstanding as of December 31,
        2006 and 2005, respectively,
        liquidation value of of $53,808            51,714      51,741
   Common Shares of Beneficial Interest, par
    value $.01, 30,000 shares authorized;
    16,580and 16,847 issued and outstanding,
    as of December 31, 2006 and 2005,
    respectively                                      166         168
   Additional paid-in capital                     335,738     343,011
   Accumulated other comprehensive income
    (loss)                                            247         (44)
   Cumulative distributions in excess of net
    income                                       (107,086)   (106,270)
                                               ----------- -----------
Total Shareholders' Equity                        304,583     312,410
                                               ----------- -----------
       Total Liabilities and Shareholders'
        Equity                                 $1,064,870  $1,125,275
                                               =========== ===========


    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson, President & CEO
             or Richard Smith, CFO, 248-350-9900
             Fax: 248-350-9925